Exhibit 10.18

AMENDED & RESTATED CONSULTING AGREEMENT

This Amended & Restated Consulting Agreement (“Agreement”) is made as of December 1st, 2021 between RVeloCITY, Inc., doing business as RVnGO, an Arizona corporation having its principal office at 2801 E Camelback Road, Suite 200, Scottsdale, Arizona 85016, USA (hereinafter the “Company”) and Gerald Hayden, an Individual resident in Canada through his consulting company GFH Consulting Inc., a company incorporated in British Columbia, Canada (hereinafter the “Consultant”). Consultant and Company (each a “party”, collectively the “parties”) agree that this Agreement supersedes and replaces in its entirety all other understandings or representations of the parties, whether written or otherwise. Consultant is considered to have begun consulting for Company on December 1, 2021 (the “Start Date”).

WITNESSETH:

WHEREAS, the Consultant and the Company intend to enter into this Agreement upon the terms and conditions set forth herein and it will constitute the sole and exclusive agreement between them relating to Consultant’s provision of consulting services to the Company.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, it is hereby agreed between Company and Consultant as follows:

ARTICLE I. ENGAGEMENT

1.	Consulting

1.1.	The Company hereby engages Consultant, and Consultant hereby accepts the engagement, to provide to the Company the following Services (the “Services”): Oversee legal and insurance matters for the Company and help manage the Company’s risks, including assisting with the protection plan operations of the Company for a period of three (3) years (the “Term”).

1.2.	Without limiting the generality of the foregoing scope of Services, the Consultant’s may assist with other services agreed to with the Company.

1.3.	The Consultant and the Company acknowledge that all work product of the Consultant is the sole product of, and all rights therein are owned by, the Company.

1.4.	Either party may terminate this Agreement at any time, for any reason whatsoever upon 60 days prior written notice provided, however, that Articles III, IV, VI, VII, VIII and XI of this Agreement shall survive any termination of this Agreement. Unless otherwise agreed, if the Company terminates this Agreement prior to the end of the Term, the Company shall pay the Consultant for all the months remaining to the end of the Term.

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1.5.	Consultant’s status in relationship to Company shall be that of an independent Consultant and not that of an employee of Company or any affiliate of Company.

1.6.	Consultant shall not have the authority to bind the Company to contracts, to make warranties or representations on behalf of the Company, to speak for the Company or otherwise act on behalf of the Company, except for fulfilling his required tasks as a Consultant under this Agreement. It is understood that Company does not agree to use Consultant exclusively as a Consultant to Company’s business and the Consultant is not exclusive to the Company . Nothing in this Agreement is to be interpreted as restricting Consultant from consulting relationships with others during the term of this Agreement or upon termination of this Agreement, provided that such relationships do not violate the express terms of this Agreement or otherwise prevent Consultant from fulfilling his consulting services under this Agreement.

ARTICLE II. COMPENSATION

2.	Compensation

2.1.	The Consultant shall be paid an annual cash fee of $185,000 (“Base Fee”).. This annual amount will be paid in monthly installments. Consultant will be eligible for an incentive cash bonus of up to 50% of the Consultant’s Base Fee. determined in the sole discretion of the Company,

2.2.	Consultant is an independent Consultant and not an employee and shall not be entitled to any other benefits.

2.3.	The Consultant will be reimbursed for business expenses reasonably incurred on behalf of the Company and in accordance with the Company’s expense policies.

ARTICLE III. EQUITY COMPENSATION

3.	Equity Compensation

3.1.	An initial one-time grant of 400,000 two (2) year options to purchase Class “A” Common Shares of the Company for an exercise price of $0.50 per share (the “2 Year Options”) awarded and subject to the Company’s Evergreen Omnibus Incentive Compensation Plan, plus possible additional 2 Year Option grants from time-to-time in the sole discretion of the Company and grants of Options or Warrants to purchase Class “A” Common Shares in lieu of some or all of the Base Fee, as agreed by the Parties (the “Vested Options”). The 2 Year Options will vest 50% on the first anniversary of January 1, 2022 , with the balance vesting on the second anniversary, subject to the accelerated vesting terms in the Change in Control provision in Section 11, as applicable. The Vested Options shall immediately vest upon issuance. Both the 2 Year Options and the Vested Options shall have a term of 10 years.

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3.2.	In the event that this Agreement is terminated for any reason by the Company, the Vested Options awarded to the Consultant will continue to vest for one year after such termination date, and the Consultant may exercise any vested equity compensation within such one year period but subject to the term of the equity compensation, or if the Consultant enters into a mutual release of claims between the Consultant and the Company then such vested equity compensation may be exercised during the remaining term of the equity compensation. In the event that the Consultant terminates this Agreement, the Consultant will have 30 days to exercise the vested equity compensation and further subject to the term of the equity compensation. Exercise of any vested equity compensation will continue to be subject to the terms of the Evergreen Omnibus Equity Compensation Plan. For greater certainty, any options or warrants granted prior to the Vested Options, shall remain unaffected by the above provisions.

ARTICLE IV. INVENTION, DISCLOSURE, PATENT ASSIGNMENT, COPYRIGHT AND SOCIAL MEDIA

4.	Invention, Disclosure, Patent Assignment, Copyright and Social Media

4.1.	Consultant shall promptly disclose in writing to Company complete and accurate information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by Consultant, either solely or in collaboration with others, during Consultant’s engagement and during the actual time Consultant is engaged in projects for the Company and which relate to the business of the Company (an “Invention”).

4.2.	Any and all Inventions relating to the actual or contemplated business, technologies or products of Company are and shall be the exclusive property of Company (collectively, the “Company Inventions”). Consultant hereby assigns to Company any and all of Consultant’s right, title and interest in and to any and all engagement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and limitations.

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ARTICLE V. VENTURES

5.	Ventures

5.1.	If, during the term of his engagement, Consultant is engaged in or associated with the research, investigation, planning or implementation of any project, program or venture on behalf of or involving Company, all rights in the project, program or venture shall belong exclusively to Company and shall constitute an opportunity belonging exclusively to Company. Except as approved in advance and in writing by Company, Consultant shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith.

ARTICLE VI. NON-COMPETITION & NON-SOLICITATION

6.	Non-Competition & Non-Solicitation

6.1.	For purposes of this Article VI, the term “Company” includes Company, its subsidiaries and affiliates, and any other business enterprises through which Company conducts business from time to time, whether alone or with others.

6.2.	Consultant agrees that during his engagement with Company and for a period of one (1) year thereafter, Consultant shall not become employed by, become a director, officer, shareholder, partner, manager or member of, or Consultant to, or otherwise enter into, conduct, or advise or assist any business, other than that of Company (or any successor to the operations of Company) that (a) engages in direct or indirect competition with Company in any geographic market in which Company does business or has developed tangible plans to commence doing business during the period of Consultant’s engagement (a “Geographic Market”), (b) conducts in any Geographic Market a business of the type or character engaged in by Company or (c) develops products or services competitive with those of Company for sale or other use in any Geographic Market. Ownership of not more than five percent (5%) of the issued and outstanding shares of a class of securities of a corporation, the securities of which are traded on a national securities exchange or in the over-the-counter market shall not cause Consultant to be in violation of this provision.

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6.3.	During the period set forth in Section 6.2 above, Consultant shall not (a) solicit, divert or take away, or attempt to divert or take away, the business or patronage of any of the clients, customers or accounts of Company, or any of the prospective clients, customers or accounts of Company which were contacted, solicited or served by Company during the time Consultant was engaged by Company, or (b) directly or indirectly recruit, solicit or hire any employee of Company, or induce or attempt to induce any employee of Company to discontinue his consulting relationship with Company.

6.4.	Consultant acknowledges and agrees that the foregoing agreements are a material inducement to Company in engaging Consultant, and that Consultant has had a full and fair opportunity to consider the advisability of entering into such agreements and to seek legal advice in connection with such consideration. If, despite the mutual intentions of Company and Consultant, any provision of this Article VI is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, the offending provision shall not affect the enforceability of the remaining provisions of this Agreement, and Consultant and Company shall promptly and in good faith negotiate a replacement provision that is fully enforceable and gives maximum effect to the intentions of Consultant and Company in entering into a consulting relationship.

ARTICLE VII. CONFIDENTIALITY

7.	Confidentiality

7.1.	During the course of the engagement pursuant to this Agreement, or any previous agreements, Consultant has been and will be privy to information belonging to or received in confidence by Company or its subsidiaries or affiliates which information is valuable to Company and which information Company believes to be novel and which it holds in confidence for itself or third parties. Except as permitted or directed by Company, Consultant shall not during the term of his engagement or at any time thereafter, divulge, furnish, disclose, make accessible or use (other than in the ordinary course of business of Company) any Confidential Information (as defined below). “Confidential Information” includes, without limitation, confidential designs, processes or formulae; confidential software or computer programs; the identities of Company’s customers and suppliers and the terms under which Company deals with them; confidential marketing, sales, product development, financing or engineering plans; confidential strategic or other business plans; confidential development or research work of Company; and any other confidential aspects of the business of Company. For purposes of this Agreement, a matter is “confidential” if Company identifies it as confidential, either before or after disclosure to Consultant, or if Consultant should reasonably know that Company regards it as confidential based on the facts and circumstances available to Consultant. At the expiration or termination of this Agreement or termination of the engagement hereunder, Consultant will, at Company’s request, return to Company all written confidential information received from Company and destroy any transcriptions or copies Consultant may have of such information (including information stored in computer form), unless an alternative method of disposition is approved by Company in writing. This section shall survive the termination of this Agreement.

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ARTICLE VII. INJUNCTIVE RELIEF

8.	Injunctive Relief

8.1.	Because the services to be performed by Consultant hereunder are of a special, unique, unusual, confidential, extraordinary and intellectual character which character renders such services unique and because Consultant will acquire by reason of his engagement and association with Company, an extensive knowledge of Company’s trade secrets, customers, procedures, and other confidential information, the parties hereto recognize and acknowledge that, in the event of a breach or threat of breach by Consultant of any of the terms and provisions contained in Article IV, V, VI or VII of this Agreement, monetary damages alone to Company would not be an adequate remedy for a breach of any of such terms and provisions. Therefore, it is agreed that in the event of a breach or threat of a breach of any of the provisions of Article IV, V, VI or VII of this Agreement by Consultant, Company shall be entitled to an immediate injunction from any court of competent jurisdiction restraining Consultant, as well as any third parties whose joinder may be necessary to effect full and complete relief, from committing or continuing to commit a breach of such provisions without the showing or proving of actual damages. Any preliminary injunction or restraining order shall continue in full force and effect until any and all disputes between the parties to such injunction or order regarding this Agreement have been finally resolved. Consultant hereby waives any right he may have to require Company to post a bond or other security with respect to obtaining or continuing any such injunction or temporary restraining order and, further, hereby releases Company, its officers, Managers, members, employees and agents from, and waives any claim for damages against them which he might have with respect to, Company obtaining in good faith any injunction or restraining order pursuant to this Agreement.

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ARTICLE IX. ABSENCE OF RESTRICTIONS

9.	Absence of Restrictions

9.1.	Consultant hereby represents and warrants that it has full power, authority and legal right to enter into this Agreement and to carry out its obligations and duties hereunder and that the execution, delivery and performance by Consultant of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Consultant is a party or by which he may be bound or affected, including, but not limited to any order, judgment or decree of any court or governmental agency.

ARTICLE X. INVOICES, TAX IDENTIFICATION NUMBERS AND EXPENSE ACCOUNT RECEIPTS

10.	Invoices, Tax Identification Numbers and Expense Account Receipts

10.1.	Invoices, tax identification numbers and all expense account receipts shall be submitted to the Company at the address specified in Section 12.3 below.

ARTICLE XI. CHANGE IN CONTROL

11.	Change in Control

11.1.	“Change in Control” means either (i) a change in ownership or effective control of the Company, or (ii) a change in ownership of a substantial portion of the assets of the Company.

11.2.	In the event of a Change in Control, Consultant will be entitled to receive the following:

11.2.1.	Immediately prior to the effective date of a Change in Control, all stock options granted to you and not otherwise vested shall vest and become exercisable so that you may participate in the Change in Control transaction to the fullest extent feasible. All stock option grants, whether vested or subject to accelerated vesting hereunder, will remain exercisable for the remaining duration of the applicable 10 year term.

Upon a Change in Control, Consultant shall be paid in a lump sum an amount equal to the Base Fee, as listed in Section 2.1 above.

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ARTICLE XII. MISCELLANEOUS

12.	Miscellaneous

12.1.	This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

12.2.	The failure of Company or Consultant to insist in any one or more instances upon performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted under this Agreement or the future performance of any such terms, covenants or conditions.

12.3.	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by electronic transmission via email or by overnight courier or mailed, registered or certified mail, postage prepaid as follows:

If to Company:	RVeloCITY, Inc.
2801 E Camelback Road, Suite 200
Scottsdale, AZ 85016 Attention: Legal
Email: legal@rvngo.com

If to Consultant:	Name: GFH Consulting Inc.
Address:3389 Robson Place, Victoria, British Columbia V9C0J2, Canada
Telephone:604-657-2216
Email: jayh2217@gmail.com

or at such other address or addresses as any such party may have furnished to the other party in writing.

12.4.	This Agreement is for consulting services and is therefore not assignable by the Consultant. This Agreement is freely assignable by the Company.

12.5.	This Agreement sets forth the entire agreement between Company and Consultant regarding the terms of Consultant’s engagement by the Company and supersedes all prior agreements between Company and Consultant covering the terms of the engagement. This Agreement may not be amended or modified except in a written instrument signed by Company and Consultant identifying this Agreement and stating the intention to amend or modify it. This agreement shall create no third-party beneficiary rights.

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IN WITNESS WHEREOF, Company has caused this Agreement to be executed by one of its duly authorized officers and Consultant has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

RVeloCITY, Inc.		GFH CONSULTING INC.

Per:	/s/ Paul Kacir	Sign:	/s/ Gerald Hayden
Name Printed:	Paul Kacir	Name:	Gerald Hayden
Title:	CEO	Title:	President

Date: December 1, 2021		Date: December 1, 2021

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